EXHIBIT 10.20

                       WCCS WRAP AROUND AGREEMENT
                       --------------------------

     This Agreement is made and entered into as of this 10th day of November, 1999, by and between Entropin, Inc., a Colorado corporation ("Entropin") and Western Center for Clinical Studies, Inc., a California corporation ("WCCS").

                                 PURPOSE

     WHEREAS, Entropin and Therapeutic Management, Inc. entered into a Contract Research Organization Services Agreement, dated August 11, 1999 ("Therapeutic Management Agreement"), whereby Therapeutic Management, Inc. ("CRO") agreed to assist Entropin in the development of, and/or to conduct Phase IIIA of a multi-center clinical drug evaluation study to research Entropin's product, Esterom(R) ("Study");

      WHEREAS, Entropin desires to obtain the services of WCCS to act as its representative in carrying out certain of its responsibilities and obligations under the Therapeutic Management Agreement; and

     WHEREAS, WCCS possesses the expertise to assume certain of Entropin's obligations under the Therapeutic Management Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and as set forth herein, the parties hereby agree as follows:

                                ARTICLE I
              TRANSFER OF RESPONSIBILITIES AND OBLIGATIONS

1.1 UNITED STATES FOOD AND DRUG ADMINISTRATION REGULATIONS. The Parties enter into this Agreement for the express purpose of transferring from Entropin to WCCS the responsibilities and obligations of Entropin to conduct, coordinate, manage, and/or develop the Study in accordance with United States Food and Drug Administration ("FDA") regulations set forth in 21 CFR Section 312, Subpart D, as such may be amended from time to time. Accordingly, Entropin hereby transfers and WCCS hereby assumes the compliance responsibilities and obligations for the services set forth in APPENDIX A, attached hereto and made a part hereof, to conduct, coordinate, manage and/or develop the Study pursuant to the Protocol, as that term is defined in Article 1.2 (collectively, the "Services").

1.2 PROTOCOL. Prior to the Effective Date, as defined hereafter, the Entropin protocol entitled: PROTOCOL NO: ESTEROM 99-02-01 VERSION 2.1 "A STUDY TO DETERMINE THE EFFECTIVENESS AND SAFETY OF TOPICALLY APPLIED EST321 VERSUS VEHICLE IN PATIENTS WITH DECREASED ACTIVE RANGE OF MOTION ASSOCIATED WITH IMPAIRED SHOULDER FUNCTION" (the "PROTOCOL"), attached hereto as APPENDIX B and incorporated by reference herein, may be amended as a result of FDA requests. Following the Effective Date, WCCS shall (i) modify when necessary Entropin Protocol in accordance with the Project Specification Sheet attached hereto as APPENDIX C and incorporated by reference herein; and, (ii) WCCS

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shall conduct the Study in accordance with the Protocol, as amended or revised from time to time with WCCS' approval which shall not be unreasonably withheld.

1.3 ENTROPIN REPRESENTATIVE. WCCS shall act as Entropin's representative for acceptance of all information, including, without limitation, any and all reports and/or copies of tables, due and owing from the performance of the Therapeutic Management Agreement by Therapeutic Management, Inc. In no event shall any such information, or any copies thereof, in whole or in part, be given to any party other than Entropin, without the express prior consent of Entropin.

                               ARTICLE II
                            RESPONSIBILITIES

2.1  WCCS RESPONSIBILITIES

     A.   PROVISION OF INFORMATION.   WCCS shall provide all necessary
          information to CRO as reasonably required to assure initiation and completion of the Study in accordance with APPENDIX G. In addition, WCCS shall provide to Entropin all communications received by WCCS from the CRO, FDA or other governmental agencies.

     B.   APPROVAL.   WCCS shall approve all copy, layouts, and Study
          elements in a timely fashion so as to allow CRO to meet its obligations under the Therapeutic Management Agreement.

     C.   SCOPE OF WORK.   Subject to the provisions of Paragraph 2.4 and
          2.5, WCCS shall perform the services set forth within the Project Specification Sheet, as set forth in APPENDIX C, attached hereto and incorporated by reference herein.

2.2  ENTROPIN RESPONSIBILITIES

     A.   PROVISION OF INFORMATION.   Entropin shall provide to WCCS all
          communications received by Entropin from the CRO, FDA or other governmental agencies.

     B.   SUPPLY OF STUDY DRUG.   Entropin will assure that the Study Drug
          is available on a timely basis and in amounts WCCS deems adequate to accommodate the patient treatment period as specified in the Protocol.

2.3 TERM. This Agreement shall commence at such time as the Protocol has been amended and accepted by the FDA, in accordance with the FDA modifications requested in FDA correspondence, dated September 13, 1999 ("Effective Date"), and remain in full force and effect until such time as the Services have been completed (the "Term"), unless sooner suspended pursuant to Article 2.8 or terminated pursuant to Articles 2.5, 2.6 or 2.7.

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2.4  EXTENSION OR MODIFICATION OF THE TERM.   Subject to Suspension of the
Term as set forth in Article 2.8, the Term may only be extended or modified in accordance with a written amendment signed by the Parties as set forth in Article XX.

2.5  TERMINATION BY ENTROPIN.

     A. TERMINATION AT WILL. At any time within three months from the date hereof, Entropin may terminate this Agreement at will immediately without cause and shall pay WCCS compensation to date of termination. At any time during the remainder of the Term, Entropin may terminate this Agreement without cause and shall pay
          WCCS: (1) compensation to date of termination, and (2) a termination fee consisting of: (a) forgiveness of the amount of fee reduction set forth in paragraph 4.1 of the agreement between WCCS and Entropin, dated April 6, 1998, and (b) waiver of that portion of the fees previously paid to WCCS in accordance with the payment schedule in Appendix E hereto which represents excess funds for work and expenses not incurred ("Excess Funds").

     B. TERMINATION FOR CAUSE. Entropin shall have the right to terminate this Agreement for cause, as defined hereafter, upon ten (10) days' written notice to WCCS; for purposes of this Agreement, "cause" shall mean conviction of WCCS of a crime involving moral turpitude, WCCS' habitual neglect of WCCS' duties under this Agreement or theft of Entropin property. Upon termination, Entropin's sole obligation to WCCS shall be to pay WCCS any equitable pro-rated monies due for work actually performed and/or expenses actually incurred up to the effective date of termination. WCCS shall promptly refund to Entropin any and all Excess Funds.

     C. TERMINATION FOR BREACH. Entropin shall have the right to immediately terminate this Agreement in the event WCCS commits a material breach hereof and fails to cure such material breach within 30 days of receipt of written notice thereof. Upon termination, Entropin's sole obligation to WCCS shall be to pay WCCS any equitable pro-rated monies due for work actually performed and/or expenses actually incurred up to the effective date of termination. WCCS shall promptly refund to Entropin any and all Excess Funds.

     D. TERMINATION OF THERAPEUTIC MANAGEMENT AGREEMENT. In the event that the Therapeutic Management Agreement is terminated for any reason, this Agreement may be terminated by Entropin upon 30 days written notice to WCCS. Upon termination, Entropin's sole obligation to WCCS shall be to pay WCCS any equitable pro-rated monies due for work actually performed and/or expenses actually incurred up to the effective date of termination. To the extent that such actual costs and expenses shall be less than the total monies previously paid to WCCS by or on behalf of Entropin, WCCS shall promptly refund to Entropin any and all such excess funds.

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     E.   WCCS'S OBLIGATIONS UPON NOTICE OF TERMINATION.  Upon the delivery of notice of termination by Entropin, WCCS shall cease the Study. WCCS will return to Entropin all Confidential Information (as defined in Article IV) and transfer and assign all property and materials (including unused materials) in WCCS's possession or control that belong to Entropin, including, but not limited to, the right, title, and interest in and to the Inventions (as described in Article 14.1) and patent applications and patents thereon. Following the receipt of such notice of termination, WCCS shall not incur any additional expenses with respect to the Study, except those expenses that are documented in detail and are necessary in order to terminate the Study.

2.6  TERMINATION BY WCCS

     A.   MATERIAL BREACH.   WCCS shall have the right to immediately
          terminate this Agreement in the event Entropin commits a material breach hereof and fails to cure such material breach within 30 days of receipt of written notice thereof.

     B.   WCCS'S OBLIGATIONS UPON TERMINATION.   Upon WCCS's termination of
          this Agreement, it shall cease the Study. WCCS will return to Entropin all Confidential Information (as defined in Article IV) and transfer and assign all property and materials (including unused materials) in WCCS's possession or control that belong to Entropin, including, but not limited to, the right, title and interest in and to the Inventions (as described in Article 14.1) and patent application and patents thereon. Following the notice of such termination to Entropin, WCCS shall not incur any additional expenses with respect to the Study, except those expenses that are documented in detail and are necessary in order to terminate the Study.

     C.   ENTROPIN'S OBLIGATIONS UPON TERMINATION.   Upon termination,
          Entropin's sole obligation to WCCS shall be to pay WCCS any equitably pro rated monies due and owing it for work actually performed and/or expenses actually incurred up to the effective date of termination; to the extent that such actual costs and expenses shall be less than the total monies previously paid to WCCS by or on behalf of Entropin, WCCS shall promptly refund to Entropin any and all such excess funds.

2.7 BANKRUPTCY. Both Parties shall have the right to immediately terminate this Agreement in the event the other Party makes (i) a general assignment for the benefit of its respective creditors; (ii) has a custodian, receiver, or trustee appointed for either it or a substantial part of its assets; (iii) commences a voluntary proceeding under either the Federal Bankruptcy Act or any state law relating to insolvency; or (iv) a court having

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jurisdiction over it enters a Decree or Order for Relief in an involuntary case under any applicable bankruptcy or insolvency law and such Decree or Order continues unstayed and in effect for a period of 60 days or more.

2.8  DELAY IN TERM.   The Term may be delayed, suspended and/or put on hold
by Entropin for any reason upon 30 days' written notice to WCCS ("Suspension of the Term"). The Term may be suspended by WCCS pursuant to
Article 3.1. If there is a Suspension of the Term, Entropin agrees WCCS shall have no obligation to renew performance unless Entropin and WCCS agree on a modification of WCCS' obligations and compensation as appropriate because of such Suspension. During such Suspension, WCCS shall have no obligation to perform services hereunder.

2.9  SURVIVAL.   Neither the expiration or termination of this Agreement
shall relieve the Parties of their respective obligations pursuant to Articles IV, 5.4, 7.3, 10.2, 10.4, XII, XXI, XXV and XXVII.

                               ARTICLE III
                              COMPENSATION

3.1 TOTAL STUDY COST. The estimated total cost for the Services (the "Total Study Cost") is detailed in APPENDIX D attached hereto and made a part hereof. Notwithstanding Article 3.3, the Total Study Cost shall not exceed the estimate for any reason without the prior written approval of Entropin. Cost increases greater than 10% of the Total Study Cost will require an amendment to this Agreement. In the event the prior written consent of Entropin is not obtained or an amendment to the Agreement has not been executed, WCCS will suspend all Services prior to exceeding the estimated Total Study Cost, unless such suspension would result in risks to the Study Subjects.

3.2  TOTAL STUDY COST PAYMENT SCHEDULE.   The Total Study Cost shall be
payable in accordance with the terms of this Agreement and APPENDICES D AND E attached hereto and made a part hereof.

3.3  ENTROPIN-REQUESTED CHANGES TO THE PROTOCOL AND/OR STUDY.     Entropin
reserves the right to request WCCS to perform reasonable, related services ("Additional Services") in addition to the services set forth in APPENDICES A, C AND D. Subject to the last sentence of this Article 3.3, in the event Entropin does request WCCS in writing to perform Additional Services, Entropin and WCCS shall mutually agree on the cost for such Additional Services prior to WCCS being obligated to undertake such Additional Services. Any costs incurred by WCCS under this Article 3.3, which cause the Total Study Cost to be exceeded without Entropin's prior written approval, shall not be reimbursed. Notwithstanding anything to the contrary set forth in this Article 3.3, WCCS shall perform without any increase in the Total Study Cost, Addional Services including, without limitation, those services necessitated as a result of changes to the Study and/or Protocol, provided that such Additional Services are, or would have been, reasonably expected to be within the scope of the Study as determined by industry standards.

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3.4  REDUCTION IN THE TOTAL STUDY COST.     In the event any agreed upon
reduction in either the scope of the Study or amount of Services requested by Entropin reduces the Total Study Cost such that the total amount previously paid exceeds the reduced Total Study Cost, the difference shall be returned to Entropin by WCCS in full at the end of the Term.

3.5 MONITORING/MEETING EXPENSE. Entropin shall reimburse WCCS for all monitoring/meeting expenses actually incurred by WCCS in accordance with Entropin's Reimbursement Policy attached hereto as Appendix F and made part hereof. As a prerequisite to reimbursement under this Article, WCCS shall maintain and have readily available appropriate documentation on file in accordance with Entropin's Reimbursement Policy which may be audited at any time upon request by Entropin.

3.6  ADDITIONAL POSTAGE.   Entropin shall be invoiced on a monthly basis
and at WCCS's net costs for all necessary next day mail and/or courier services related to the administration of the Study. For expedited shipments, economy two-day delivery is the preferred method. WCCS will use discretion when shipping by Standard Overnight delivery and will use Priority Overnight delivery only when absolutely necessary.

                               ARTICLE IV
                             CONFIDENTIALITY

     In the course of performance of WCCS' duties, WCCS will receive confidential information as that term is defined in the Non-Disclosure Agreement dated April 6, 1998, entered into by and between WCCS and Entropin, attached hereto as Appendix H and incorporated by reference herein ("Non-Disclosure Agreement"). Pursuant to the terms of the Non-Disclosure Agreement, WCCS will not disclose the confidential information to others, except as expressly authorized by Entropin and will not use this information directly or indirectly for the benefit of WCCS.

                                ARTICLE V
                     STAFF REQUIREMENTS/WCCS AGENTS

5.1 DEBARMENT CERTIFICATION. WCCS represents and warrants that it did not and will not use in any capacity the services of any person debarred under subsections (a) or (b) of Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 335a(a) and (b), in connection with its performance of this agreement.

5.2  AFFILIATES, SUBSIDIARIES, SUBCONTRACTORS, AND CONSULTANTS.   Without
the prior written consent of Entropin, WCCS shall not (i) contract with, nor permit, anyone other than WCCS employees or CRO employees to perform the Services or (ii) assign material aspects of the Services, or any material portions thereof, to any outside investigator, affiliate, subsidiary, subcontractor, and/or consultant (collectively, "WCCS Agent(s)").

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5.3  CHANGE OF STAFF.     Any change in the personnel performing material
Services, or any portion thereof, shall be communicated in writing to Entropin at least 15 days prior to such change by WCCS. Such written communication shall be accompanied by written documents describing the proposed personnel, including, without limitation, CURRICULUM VITAE; provided that WCCS shall provide Entropin with any additional materials concerning such proposed personnel as Entropin shall reasonably request within three days of such request. WCCS shall remove and replace any employee and/or WCCS Agent whose performance and/or qualifications are deemed unsatisfactory by Entropin (in the sole opinion of Entropin).

5.4  CONFIDENTIALITY AND COMPLIANCE.   WCCS will ensure that every WCCS
Agent approved in accordance with Article 5.2 will (i) execute a confidentiality agreement containing the same provisions set forth in the Appendix H; and (ii) adhere to the terms and conditions of this Agreement. WCCS will provide a copy of all such agreements to Entropin in accordance with Article XIII hereof following their execution.

5.5  WCCS AGENTS COSTS AND/OR FEES.   WCCS shall bear sole responsibility
for any costs, fees, and/or expenses to be paid to any WCCS Agent; provided, however, Entropin shall bear sole responsibility for all costs, fees and/or expenses to be paid to the CRO and such other entities detailed in Appendix D.

5.6  CRO EMPLOYEE DOCUMENTATION.   WCCS will provide Entropin with a
document created and maintained by WCCS and the CRO within 15 days of the execution of this Agreement containing the following information with regard to each WCCS and CRO employee providing material services hereunder: full name, title, services provided, and sample of employee's initials. WCCS further agrees that it will provide Entropin with updated versions and notification of any change in WCCS and/or CRO employees made in accordance with this Agreement or the Therapeutic Management Agreement.

                               ARTICLE VI
                               TIME TABLE

6.1  TIME SCHEDULE.   The timetable for the Services and the Study is set
forth in APPENDIX G attached hereto and made a part hereof. Entropin shall be immediately notified by WCCS, in accordance with Article XIII, of any anticipated or actual delays with respect to the Services and/or the Study.

                               ARTICLE VII
                               STUDY DRUG

7.1  SUPPLY.   WCCS will assure that the Study Drug and comparative
agent(s), if applicable, and placebo(s), if applicable (collectively referred to as "Vehicle"), are provided on a timely basis and at no charge to the CRO in amounts WCCS deems adequate to accommodate the patient treatment period as specified in the Protocol.

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7.2  STUDY DRUG SHIPMENT.   WCCS will assure that all Study Drug and
Vehicle(s), if applicable, shall be shipped to the location(s) and/or person(s) identified by CRO.

7.3  RETRIEVAL OF UNUSED STUDY DRUG.   WCCS represents and warrants that it
will use its best efforts to (i) retrieve and identify all unused Study Drug and comparative agent(s), if applicable, and placebo(s), if applicable, from each investigator; (ii) identify each lot, physician, and patient number; and (iii) log and record the foregoing information for Entropin review.

7.4  ADVERSE EVENT REPORTING.

     A.   WCCS AGREEMENTS.   WCCS will enter into an agreement with the CRO
          that the following adverse events will be reported to WCCS immediately by telephone from the investigator: (i) those events which are defined by the Protocol as "serious", including events which (a) result in death, severe or permanent disability, cancer, congenital anomaly, or overdose; (b) are considered life-threatening; and/or (c) which result in hospitalization or prolongs an existing hospitalization; and, (ii) those events which are defined by Protocol as "unexpected," meaning any event which is not identified in nature, severity, or frequency in the investigator brochure.

     B.   REPORTS TO ENTROPIN BY WCCS.   WCCS will report to Entropin any
          unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the medicinal (investigational) product, whether or not related to the medicinal (investigational) product.

     C.   PATIENT TREATMENT BY INVESTIGATOR(S).   Any investigator, if
          properly qualified, shall have the right to provide reasonable and customary treatment to any Study Subject who exhibits symptoms of an adverse reaction. Such properly qualified investigator shall advise WCCS in advance of such treatment, whenever reasonably possible, or as soon thereafter if prior notice is not possible.

     D.   PAYMENT OF COSTS.   If in the opinion of the investigator and
          WCCS, the Study Subject's reaction directly resulted from the use of the Study Drug, placebo provided in conjunction with the Study, if applicable, or other required procedures involved in the Study, then Entropin shall reimburse patients for all reasonable and customary costs associated with the diagnosis and treatment provided, to the extent such costs are not reimbursed by medical insurance of Study Subjects. In the event that a suspected adverse reaction is not, in the opinion of the investigator and WCCS, Study related, Entropin shall provide reimbursement for diagnostic work-up costs only. Entropin's obligation to pay the foregoing costs is limited to incidents when

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          the Study Drug was administered (a) in accordance with applicable law, accepted medical practice, the Protocol and any other written instructions, precautions, and/or indications furnished by or on behalf of Entropin; and (b) without negligence, recklessness, or willful misconduct or omission of the investigator or the Study Subjects.

                              ARTICLE VIII
                     REPRESENTATIONS AND WARRANTIES

8.1  REPRESENTATION AND WARRANTIES OF WCCS

     A.   STAFF AND EXPERTISE.   WCCS represents and warrants that it has
          the facilities, professional, technical, and clerical staff, experience and expertise sufficient in quality and quantity to perform the Services and the Study pursuant to the Protocol within the time frame set forth in APPENDIX G. Further, WCCS represents and warrants that it did not and will not use in any capacity the services of any person debarred under subsections
          (a) or (b) of Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 335a (a) and (b), in connection with its performance of this Agreement.

     B.   COMPLIANCE WITH LAWS.   WCCS represents and warrants that all the
          Services performed and provided by WCCS, its employees and WCCS Agents shall fully comply with all applicable federal, state, and local laws, rules and/or regulations.

     C.   INCONSISTENT OBLIGATIONS.   WCCS represents and warrants that the
          responsibilities and obligations assumed by WCCS on behalf of Entropin hereunder are not in conflict with any other obligations WCCS might have.

     D.   INDUSTRY STANDARDS.   WCCS hereby agrees that it will perform,
          and cause its employees and WCCS Agents to perform, the Services in a manner commensurate with the highest professional standards applicable to its industry.

     E.   FINANCIAL STABILITY.   WCCS shall at all times during the Term of
          this Agreement have sufficient financial resources to perform its obligations hereunder.

8.2  REPRESENTATIONS AND WARRANTIES OF ENTROPIN.

     A.   COMPLIANCE WITH LAWS.   Entropin represents and warrants that all
          Study Drug supplied pursuant to this Agreement shall fully comply with all applicable federal, state and local laws, rules and regulations.

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     B.   INSURANCE.   Entropin has delivered to Buyer information as of
          September 1, 1999, detailing the clinical trial liability insurance policies carried by Entropin.

     C.   AUTHORITY   Entropin has full power and authority to execute and
          deliver this Agreement and has taken all requisite corporate action to authorize the execution, delivery and performance of this Agreement.

     D.   FINANCIAL STABILITY.   Entropin shall at all times during the
          Term of this Agreement have sufficient financial resources to perform its obligations for Phase IIIA of the Study.

     E. OWNERSHIP OF PATENTS. Entropin has obtained assignments of all patents underlying the Study Drug and has no knowledge of ownership or proprietary rights by any third person. Further, Entropin has taken the necessary steps to safeguard its proprietary technology and confidential information.

                               ARTICLE IX
                               COMPLIANCE

9.1  PERFORMANCE.   WCCS will perform the Services in accordance with the
current state of Good Clinical Practices. WCCS will also comply with all federal, state, local laws, rules and regulatory requirements applicable to its performance under this Agreement.

9.2  COMPLIANCE CHANGES.   In the event currently applicable federal,
state, or local laws, rules and/or regulations are changed or new applicable laws, rules and/or regulations are promulgated, WCCS shall comply with such change(s) and/or additions. In the event that compliance with such new requirements necessitates change(s) in the Services, WCCS will submit to Entropin a revised technical and cost proposal for Entropin's review and acceptance prior to WCCS making any changes in the Services. The continuation of the Services shall be subject to Entropin's written approval of such changes and the related costs.

                                ARTICLE X
                      RECORDS, AUDIT AND INSPECTION

10.1 RECORD INSPECTIONS.   Entropin or its designated representatives shall
have access to, and be permitted to review, during normal business hours and upon reasonable advance notice during the Term (including any Delay of the Term in accordance with Article 2.8), all papers, correspondence, books, records, data, information, instructions, receipts, and/or reports relating to the Services (collectively, "Records") performed by or on behalf of WCCS pursuant to this Agreement including, but not limited to, those Records concerning

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the Services which may be either in the possession of WCCS, the CRO or located at the investigator site(s). Records shall include Study-related financial records with respect to monitoring/meeting expenses, payments to WCCS Agents or CRO Agents and when applicable, investigator Study grant payments (i.e., honoraria).

10.2 MAINTENANCE OF THE RECORDS.   WCCS shall preserve the Records, without
additional compensation therefor, during the Term and thereafter for a period of five (5) years (or longer if required by law). Entropin shall provide instructions to WCCS with respect to the removal of the Records from the WCCS and/or CRO facility and shall bear all costs of removal.
Once the Records have been satisfactorily removed in accordance with Entropin's instructions, Entropin shall be solely responsible for the storage of Records.

10.3 SITE MONITORING VISITS.   WCCS and/or Entropin's representatives may,
during the Term, visit the CRO's and/or CRO Agents' facilities and laboratories at reasonable times and with reasonable frequency during normal business hours to (i) observe the progress of the Study; (ii) monitor the accuracy and completeness of the Services, including but not limited to, quality control and assurance; and/or (iii) review the responsibilities and/or performance obligations of the CRO and/or CRO Agents. WCCS will assist Entropin in scheduling such visits and will make Records and any other relevant information available to Entropin and/or representatives.

10.4 AUDIT AND/OR INSPECTION.   WCCS shall notify Entropin immediately upon
being notified or becoming aware of any planned, scheduled or ongoing FDA audit and/or inspection of any study site, WCCS and/or WCCS Agents, the CRO and/or CRO Agents during the Term and thereafter for a period of five (5) years.

                               ARTICLE XI
                                INSURANCE

11.1 REQUIRED INSURANCE.   WCCS will, at its own cost and expense, obtain
and maintain in full force and effect, the following insurance during the term of this Agreement:

     A. Workers' Compensation Insurance in accordance with the statutory requirements of the state in which the Services are to be performed;

     B. Employers Liability Insurance with minimum coverage of One Million Dollars ($1,000,000);

     C. Comprehensive General Liability Insurance including a products liability coverage endorsement, covering all of WCCS' operations under this Agreement including broad contractual liability coverage, with minimum coverage of Three Million Dollars ($3,000,000) per occurrence, and Three Million Dollars
          ($3,000,000) in the aggregate.

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11.2 CERTIFICATE(S) OF INSURANCE.   WCCS agrees to provide within 15 days
of execution of this Agreement, an original signed Certificate(s) of Insurance evidencing all coverage required pursuant to this Article XI. The Certificate(s) must provide that 30 days' prior written notice of cancellation will be given to Entropin.

11.3 REQUIREMENTS FOR WCCS AGENTS.   WCCS will not permit any WCCS Agent to
perform Services unless such WCCS Agent is and remains insured in accordance with the insurance requirements outlined in this Article XI. WCCS shall indemnify Entropin for any loss suffered by Entropin for the failure of any WCCS Agent to be so insured.

                               ARTICLE XII
                             INDEMNIFICATION

12.1 ENTROPIN INDEMNIFICATION OF WCCS

     A.   PROPER PERFORMANCE AND STUDY DRUG CLAIMS.   Entropin agrees to
          indemnify, defend and hold harmless WCCS, WCCS Agents, WCCS' affiliates and their respective officers, directors and employees ("Indemnitee") from and against any loss, damages, claims, suits, actions or demands, including but not limited to reasonable attorneys' fees, costs of suit, judgments and settlements, which Indemnitee becomes legally obligated to pay on a claim made against Indemnitee by any party ("Loss") to the extent that such Loss (i) is a result of administration of the Study Drug; (ii) arises out of the activities or procedures carried out in the Services; or (iii) arises out any material violation of this Agreement by Entropin; provided that any such Loss to the extent it results either directly or indirectly from the following is excluded from this Agreement to indemnify and hold harmless (a) the negligence or gross negligence of Indemnitee, (b) the willful malfeasance or nonfeasance by Indemnitee, (c) any material non-compliance or violation by Indemnitee of this Agreement, including, but not limited to, Articles IV (Confidentiality), 7.4 (Adverse Event Reporting), 8.1 (Representations and Warranties of
          WCCS), IX (Compliance) or the Protocol, or (d) any material non-compliance or violation by Indemnitee of any applicable local, state, or federal law(s), rule(s), or regulation(s) including, but not limited to, applicable FDA regulations and other governmental requirements.

     B. CONDITIONS OF INDEMNITY OBLIGATIONS. As condition precedent to indemnification under Article 12.1 (A), Indemnitee agrees to notify Entropin in writing within ten (10) days of Indemnitee becoming aware of any claim threatened, asserted, made, brought or instituted against it that could or may result in a Loss. Whenever the Indemnitee has information from which it may reasonably conclude that any incident of bodily injury, sickness, disease or death has occurred or will occur (an "Incident") to a Study Subject during the Study, Indemnitee shall immediately notify Entropin of all pertinent data surrounding such Incident. Indemnitee shall cooperate fully in assisting Entropin with respect to gathering information concerning the time, place and circumstances of such potential or actual claim(s) and in obtaining the names and addresses of the injured parties and all available witnesses. Indemnitee agrees to cooperate with and to authorize Entropin to control the defense of such claim(s) (including all decisions as to legal counsel, litigation, settlement and appeal). No Indemnitee shall compromise or settle any claim(s) without the prior written approval of Entropin.

12.2 WCCS INDEMNIFICATION OF ENTROPIN.   In addition to the indemnification
requirements set forth in Article 11.3, WCCS hereby agrees to the following:

     A.   BODILY INJURY OR PROPERTY LOSS.   WCCS agrees to indemnify,
          defend and hold harmless Entropin, Entropin's affiliates and their respective officers, directors and employees ("Indemnitee") from and against any loss, damages, claims, suits, actions or demands, including but not limited to reasonable attorneys' fees, cost of suit, judgments and settlements, which Indemnitee becomes legally obligated to pay on a claim made against Indemnitee by any party ("Loss") to the extent that such Loss results either directly or indirectly from any bodily injury sustained, including death, and/or for damage to or loss of any property incurred during or as a result of WCCS', its officers', directors', agents', or employees' or WCCS Agent's acts, omissions, and/or performance under this Agreement, to the extent such Loss is not indemnified by Entropin pursuant to Article
          12.1.  Notwithstanding anything to the contrary set forth in this
          Article 12.2 (A), to the extent that Entropin has expressly directed WCCS and/or the CRO to engage certain investigator(s) to perform Services, WCCS shall be relieved of its indemnification obligations under this Article 12.2 (A) but only to the extent such Loss is a result of the acts and/or omissions of such investigator(s).

     B.   BODILY INJURY AND PROPERTY LOSS.   WCCS agrees to indemnify,
          defend and hold harmless Indemnitee from and against any loss, damages, claims, suits actions or demands, including but not limited to reasonable attorneys' fees, costs of suits, judgments and settlements which Indemnitee becomes legally obligated to pay on a claim made against Indemnitee by any party ("Loss") to the extent such Loss results either directly or indirectly from any bodily injury, damage to or loss of any property incurred due to WCCS', its officers', directors', agents', or employees' or WCCS' Agent's (i) negligence or gross negligence or willful malfeasance or nonfeasance; (ii) willful malfeasance or nonfeasance; (iii) any material violation of this Agreement, including but not limited to, Articles IV (Confidentiality), 7.4 (Adverse Event Reporting), 8.1 (Representations and Warranties of WCCS), IX (Compliance) or the Protocol; and (iv) material non-compliance or violation of any applicable local, state or federal law(s), rule(s), or regulation(s), including, but not limited to applicable FDA regulations and other governmental requirements.

                              ARTICLE XIII
                                 NOTICES

     Any report or notice required or permitted to be given hereunder shall be effective when received. All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or sent by telex, telegram, expedited delivery service of facsimile transmission (with written confirmation by certified mail, return receipt requested) addressed to the Parties at their respective addresses as follows.

If to Entropin:               Entropin, Inc.
                    41926 Oasis Street
                    Indio, CA 92201
                    Attention:  Donald Hunter, Chief Executive Officer
                    Telephone:     (760) 775-8333
                    Fax:           (760) 347-6563

If to WCCS:         Western Center for Clinical Studies, Inc.
                    21550 Oxnard Street, Suite 810
                    Woodland Hills, CA 91367
                    Attention: Roy Azarnoff, COO
                    Telephone:     (818) 340-2323
                    Fax:           (818) 340-3006

                               ARTICLE XIV
                          INTELLECTUAL PROPERTY

14.1 ENTROPIN PROPERTY.   Any and all materials, information, documents,
inventions, discoveries and improvements whether or not patentable, which during the Term (i) are prepared, made or developed by WCCS its employees and/or any WCCS Agent; (ii) and/or were conceived, made or reduced to practice by WCCS, its employees or any WCCS Agent; and/or (iii) as a result of Confidential Information (collectively, the "Inventions") shall be promptly disclosed to Entropin and shall be the sole and exclusive property of Entropin.

     WCCS will, upon request of Entropin, promptly execute and will use its best efforts to cause its employees and WCCS Agents to execute any and all applications, assignments or other instruments which Entropin shall reasonably deem necessary or useful in order to apply for and/or obtain patent protection worldwide for the Inventions, and/or in order to assign and convey to Entropin the sole and exclusive right, title and interest in and to the Inventions, patent applications and patents thereon. WCCS shall ensure that its contractual arrangements with its employees and/or WCCS Agents provide for their automatic assignment to Entropin of all such Inventions, patent applications and patents. Entropin will bear the costs of preparation and filing of all patent applications with respect to the Inventions.

14.2 PRESERVATION OF ENTROPIN PROPERTY.   All materials and documents
prepared, purchased or furnished by WCCS on Entropin's account in connection with the Study shall belong to Entropin, and shall be preserved by WCCS in accordance with Article 10.2 and in compliance with regulatory requirements for delivery to Entropin upon its request. Except as set forth in the Protocol, Entropin retains the title to and exclusive right to publish all documentation, research data, records, raw data, other work product, data, and/or results generated with respect to the Services ("Work Product"). Such Work Product will be retained in the WCCS's archive in compliance with regulatory requirements and Article 10.2.

14.3 EXPIRATION OR TERMINATION.   Upon the expiration or termination of
this Agreement, WCCS shall transfer, assign and make available to Entropin, if Entropin so requests, all property and materials in WCCS' possession or control belonging to Entropin including, without limitation, the right, title and interest in and to the Inventions and patent applications and patents thereon. WCCS shall cooperate in obtaining the consents of third parties in interest, if any.

                               ARTICLE XV
                       RELATIONSHIP OF THE PARTIES

15.1 NATURE OF RELATIONSHIP.   WCCS agrees that, in its relationship with
Entropin hereunder, it is acting in the capacity of an independent contractor and that it has no authority to create or assume in Entropin's name or on Entropin's behalf any obligation, expressed or implied, or to act or purport to act as Entropin's agent or legally empowered representative for any purpose whatsoever, except as expressly provided herein, without Entropin's prior written consent. Accordingly, WCCS shall perform the Study as an independent contractor and shall have complete and exclusive control over its employees and/or WCCS Agents.

15.2 NON-LIABILITY.   Entropin shall not be liable to any third party in
any way for the engagement, obligation, commitment, contract, representation, transaction or for any negligent act of or omission to act by WCCS, except as expressly provided in Article XII.

                               ARTICLE XVI
                              FORCE MAJEURE

16.1 EXCUSE.   If the performance or observance of this Agreement by either
Party or if any of either Party's respective obligations under this Agreement are prevented or delayed by reason of an act of God, civil commotion, storm, fire, riots, strikes, legal moratorium, war, revolution or action by government, the Party so affected shall, upon prompt notice of such cause being given to the other Party, be excused from such performance or observance to the extent of such prevention or during the period of such delay provided that (i) the Party so affected shall use its best efforts to avoid or remove the cause(s) of non-performance and observance with utmost dispatch, and (ii) notwithstanding any other provision of this Agreement, the Party so affected may terminate this Agreement if such delay continues more than 180 days and upon such termination, such party shall have no further obligations under this Agreement except for its obligations upon termination as set forth in
Article 12 hereof.

16.2 REPERFORMANCE.   In the event that any part of the Study is rendered
invalid as a result of claiming excuse pursuant to Article 16.1, WCCS shall, after written authorization from Entropin to proceed and at Entropin's sole cost and expense, reperform that part of the Study affected by such claim of excuse.


                              ARTICLE XVII
                               ASSIGNMENT

     Subject to Article 5.2, WCCS shall not, in whole or in part, assign its interests and/or obligations under this Agreement, including performance of any monies due hereunder, to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process, or otherwise) without the prior written consent of Entropin, which consent may be withheld for any reason. Entropin may assign this Agreement to any of its affiliates (including by operation of law, judicial process or otherwise) without the prior written consent of WCCS.

                              ARTICLE XVIII
                          NON-WAIVER OF RIGHTS

     No failure or delay on the part of a Party in either exercising or enforcing any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder.

                               ARTICLE XIX
                            BURDEN OR BENEFIT

     This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each Party shall inure to the benefit, and be the burden of, and shall be binding upon their respective affiliates, successors (including by operation of law), and lawful assigns, and other legal representatives.

                               ARTICLE XX
                               AMENDMENTS

     This Agreement may neither be amended nor any of the provisions contained herein rescinded, altered, or modified except by writing executed by the Parties.

                               ARTICLE XXI
                     GOVERNING LAW AND JURISDICTION

     It is understood and agreed that no provision of this Agreement shall be construed so as to be in conflict with the laws of the State of Colorado. It is further agreed that this Agreement is deemed to be consummated in the State of Colorado, and that the terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of Colorado, without regard to the conflict of laws rules or principles thereof. The state or federal courts located in the State of Colorado are the agreed-upon forum for the resolution of all disputes hereunder, and the Parties, their officers and employees hereby consent to (i) the jurisdiction and venue of the aforesaid courts for the purpose of resolving all such disputes; and (ii) service for process by registered mail, return receipt requested, or any other manner consistent with federal or Colorado law.

     Any dispute arising between WCCS and Entropin concerning this Agreement or its interpretation shall be resolved by submission to arbitration in Denver, Colorado in accordance with the rules of the American Arbitration Association then in effect. Any award made by such arbitrators shall be binding and conclusive for all purposes hereof, may include injunctive relief, and may be entered as a final judgement in any court of competent jurisdiction. The costs and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators.

                              ARTICLE XXII
                              SEVERABILITY

     In the event any portion of this Agreement shall be held illegal, void, or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such term(s) or provision (s) shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

                              ARTICLE XXIII
                                HEADINGS

     The headings contained in this Agreement are for convenience for reference only and shall not affect or alter the meaning of effect of any provision hereof.

                              ARTICLE XXIV
                              COUNTERPARTS

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                               ARTICLE XXV
                            ENTIRE AGREEMENT

     This Agreement, together with Appendices A, B, C, D, E, F, G and H set forth all of the promises, agreements, understandings, covenants, warranties and representations by and among the Parties and there are no other promises, agreements, understandings, covenants, warranties, or representations, oral or written, express of implied, between them with respect to the subject matter addressed herein. This Agreement, together with the attached Appendices, is intended by the Parties to be an integration of any and all prior agreements and understandings, oral or written, with respect to the subject matter addressed herein.

                              ARTICLE XXVI
                           ATTACHMENTS/ADDENDA

     Any attachment(s) or addenda referred to herein to be delivered and the acts to be performed at or subsequent to the Effective Date, including, without limitation, Protocol (collectively, "Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any such Items shall be deemed to refer to and include all said Items.

                              ARTICLE XXVII
                          YEAR 2000 COMPLIANCE

     WCCS represents, warrants and covenants to and, for the benefit of, Entropin that:

     A. All hardware, software, operating systems, mechanical devices, electronic devices, and any other components or items of CRO's computer system which are used to produce reports and data for Entropin's use (collectively, "CRO's Computer Equipment"), and all data provided to Entropin under this Agreement shall be "Year 2000 compliant" and shall be free of bugs, viruses, and errors. "Year 2000 Compliant" means that all of CRO's Computer Equipment, and all data provided to Entropin under this
Agreement:

     (i) Shall be free of bugs, viruses and errors that may materially adversely affect the performance or operation of CRO's Computer Equipment on or following January 1, 2000 or cause material delays in the services (including, but not limited to, reports and data) to be provided by CRO's to Entropin under this Agreement before and/or after January 1, 2000;

     (ii) Shall operate in the same manner and will have the same functionality in all respects before and after January 1, 2000;

     (iii) Shall operate without interruption in all respects from the effective date of this Agreement continuously though January 1, 2000, and afterwards;

     (iv) Shall successfully process without interruption data consisting of or relating to dates from the date of installation continuously through January 1, 2000, and afterwards;

     (v) Shall operate such that all features and functionality containing or calling on a calendar function, including without limitation, any function indexed to a CPU or other clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide, and, where appropriate, insert, true and accurate dates and calculations for dates in spans including and following January 1, 2000;

     (vi) Shall have no lesser functionality with respect to records containing dates both, or either, before or after January 1, 2000, that with respect to dated prior to January 1, 2000, only;

     (vii) Shall not crash, fail, cause data to be corrupted, or cause any of Entropin's hardware or software to crash, fail, or cause data to be corrupted as a result of operating up to and beyond January 1, 2000, or as a result of processing data consisting of or relating to dates from the effective date of this Agreement continuously though January 1, 2000, and afterwards; and

     (viii) Has successfully been tested for Year 2000 Compliance as set forth herein, and as to any greater operating requirements as specified by the relevant hardware or software manufacturer(s).

     B. If WCCS discovers or learns at any time subsequent to the execution of this Agreement that any of WCCS' Computer Equipment or any data provided to Entropin or to be provided to Entropin under this Agreement does not comply with paragraph A above ('non-compliant"), WCCS shall notify Entropin of this fact within ten days of dicovering or learning of said non-compliance. WCCS' notification shall set forth, with specificity, the following:

          (i) A detailed description of the specific hardware, software, and/or other components or data that WCCS has discovered or learned are non-compliant, and the manner in which the are non-compliant;

          (ii) A detailed description of the problems that will occur on or after January 1, 2000, as a result of non-compliance; and

          (iii) A detailed description of the method(s) by which WCCS will make the non-compliant components or data compliant, and the date by which WCCS will provide such solutions to Entropin in order to bring the components or data into compliance.

     C. If WCCS discovers or learns at any time subsequent to the execution of this agreement that any of WCCS's Computer Equipment or any data provided to Entropin or to be provided to Entropin under this Agreement is non-compliant, WCCS shall cure the non-compliance at WCCS's sole expense within 30 days of discovering or learning of said non-compliance. If WCCS fails to cure the non-compliance, in addition to and without waiving any other rights or remedies provided under the law and/or under this Agreement, Entropin may terminate this Agreement.

     The Parties hereby execute this Agreement as of the date set forth above.


Western Center for Clinical Studies, Inc.    Entropin, Inc.



By:_______________________                   By:______________________
     Roy Azarnoff, COO                            Donald Hunter, CEO
Date: 11/26/99                               Date:  12/2/99
     ------------------------                     --------------------

                               Appendix A


                    Transfer of Sponsor's Obligations
                                 to WCCS















         APPENDIX A IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix B


Protocol No: Esterom 99-02-01 Version 2.1

A Study to Determine the Effectiveness and Safety of Topically Applied EST 321

Esterom(R) versus Vehicle in Patients with Decreased Active Range of Motion

Associated with Impaired Shoulder Function












         APPENDIX B IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix C

                       Project Specification Sheet













         APPENDIX C IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix D

                 WCCS - A Clinical Budget for Phase III

    (The attached schedules shall be incorporated with Appendix "D")














         APPENDIX D IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix E

                 WCCS Wrap Around Cost Payment Schedule














         APPENDIX E IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix F

                          CRO/Vendor/Consultant
         Monitoring/Meeting Guidelines and Reimbursement Policy















         APPENDIX F IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix G

                            Study Time Table














         APPENDIX G IS CONFIDENTIAL IN ITS ENTIRETY AND HAS BEEN
            OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

                               Appendix H

               Non-Disclosure Document dated April 6, 1998

                        NON-DISCLOSURE AGREEMENT

WHEREAS:

     A. the undersigned parties contemplate entering into or participating in one or more transactions, and

     B. the undersigned parties realize that in the course of developing and negotiating such commercial transactions, each may disclose to the other information including, but not limited to, financial data, strategies and proprietary information (herein referred to as "Confidential
Information").

THEREFORE, in consideration of mutual promises and covenants contained in this Non-Disclosure Agreement, the undersigned do hereby agree as follows:

     1. Confidential Information which each party to this Agreement may disclose to the other is considered within this Non-Disclosure Agreement a valuable business asset and shall remain the exclusive property of each such party.

     2. All information they receive from the other, its agents or advisors they shall hold in confidence and with the terms and conditions contained in this Non-Disclosure Agreement.

     3. They will not use Confidential Information they receive from the other party to directly or indirectly abrogate or circumvent any right and/or interest of such party in any manner whatsoever and shall not use the other party's Confidential Information to enter into or cause a third party to enter into any investment, acquisition, financial provision, promotion, project development, product purchase or any other representation or warranty to the detriment of the interests of the other party.

     4. They will, in handling the flow of information from the other, take all reasonable precautions and exact all necessary obligations to prevent the use of the information by any party who is not a party to this Non-Disclosure Agreement to the detriment of the interests of the other party.

     5. The disclosure of Confidential Information by either party is made solely for the purposes agreed to by both parties so each party agrees not to use or authorize the use of such confidential information for any purpose without the prior consent of the other.

     6. This Non-Disclosure Agreement shall not restrict the use by either party of information which is freely available to the public at large without payment or which either party can prove to have known other than by disclosure by the other party, their representatives or agents.

     7. Any dispute or controversy involving this Non-Disclosure Agreement shall be settled by arbitration in accordance with the Agreement to which this document is an exhibit.

     8. This Non-Disclosure Agreement shall inure to the benefit of each party's successors, transferees, heirs, executors, administrators and assigns for a period of not less than three years from the date of this Agreement and shall renew automatically in conformity with the laws of the State of California.

     9. This Non-Disclosure Agreement shall be construed in conformity with the laws of the State of California.

     10. If any provision of this Non-Disclosure Agreement, or the application of such provision, entity, or circumstances shall be held invalid, the remainder of this Non-Disclosure Agreement or the application of such provision to any person, entity, or circumstances other than those as to which it is held invalid, shall not be affected thereby.


For Entropin, Inc.                 For Western Center for Clincial Studies, Inc.


/s/ Donald Hunter                  /s/ Roy S. Azarnoff
--------------------------------   -------------------------------------


Date     12/2/99                   Date            11/26/99
--------------------------------   -------------------------------------











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